EXHIBIT 10.4

BASE SALARY AND ANNUAL INCENTIVE PLAN TARGET

FOR CHIEF EXECUTIVE OFFICER

Executive Officer	New Base Salary*	Percentage Increase from 2004	2005 Annual Incentive Plan Target Percentage**
Jon A. Marshall President and Chief Executive Officer	$655,000	4.8%	100%

*	This base salary does not go into effect until April 1, 2005.

**	Expressed as a percentage of annual base salary.